Exhibit 99.1

FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE ANNOUNCES EXECUTIVE APPOINTMENTS

Secaucus, New Jersey – April 26, 2010 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today announced the appointment of Natalie Levy as Senior Vice President, Merchandising; Barrie Scardina as Senior Vice President, Planning and Allocation; Dina Sweeney as Senior Vice President, Outlets; and Larry McClure as Senior Vice President, Human Resources. The four executives will report directly to Jane Elfers, President and Chief Executive Officer.

Ms. Elfers commented, “In March we announced that the Company is focused on five key initiatives that we expect will drive sales and profit for 2010 and beyond. Two of these initiatives – strengthening the merchandise and optimizing inventory management – are critical to our success. I am delighted that Natalie and Barrie will be joining The Children’s Place to lead these efforts. They are both highly experienced and talented retail executives with proven track records.

“In addition, we have a tremendous opportunity to improve our outlet experience and we are very fortunate to have someone of Dina Sweeney’s caliber to step up and lead this initiative,” Elfers continued. “Our new head of Human Resources, Larry McClure, has been a great addition to the team. He is focusing on setting the strategy and direction for the Company’s human resources operations. I look forward to working with each of these executives and the entire senior leadership team to implement our strategies and capitalize on the Company’s strong positioning in the marketplace.”

Natalie Levy will join the Company on May 3, 2010. Most recently, Ms. Levy held the position of Senior Vice President, General Merchandise Manager for Ann Taylor. Prior to that, Ms. Levy spent seven years with Lord & Taylor in positions of increasing responsibility culminating in her appointment as Senior Vice President, General Merchandise Manager for Proprietary brands where she had overall responsibility for merchandising, design and sourcing for the women’s sportswear, accessories, men’s and children’s departments. Earlier in her career, she held merchandising positions with Caldor, Mervyn’s and Macy’s.

Barrie Scardina will join the Company on May 10, 2010. Ms. Scardina previously held the position of Vice President of Retail Operations at Liz Claiborne. In that role, she had responsibility for planning and allocation, supply chain, retail marketing and store operations for Partnered Brands. Prior to Liz Claiborne, she held the position of Vice President, Planning, Distribution and Business Development at Polo Ralph Lauren. Earlier in her career she held positions with Gucci and Footstar.

Dina Sweeney, previously Senior Vice President, Merchandising and a 26-year veteran of The Children’s Place, will take on the newly created position of Senior Vice President, Outlets. She will be responsible for developing and executing a new merchandising strategy to drive sales and profits for the Company’s 129 outlet stores. Ms. Sweeney joined The Children’s Place in 1984 and, after holding positions of increasing responsibility in merchandising, she led the Company’s successful expansion into Canada in 2003. Ms. Sweeney also took over responsibility for the Company’s rapidly-growing e-commerce business in 2006.

Larry McClure joined the Company on March 8, 2010. Mr. McClure previously served as Senior Vice President of Human Resources at Liz Claiborne where he helped establish a global human resources presence within a diverse set of brands. Prior to that, he held senior human resources leadership roles with The Dexter Corporation, Aetna and United Technologies.

About The Children’s Place Retail Stores, Inc.
The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture and sells fashionable, high-quality merchandise at value-prices under the proprietary “The Children's Place” brand name. As of January 30, 2010, the Company owned and operated 947 The Children’s Place stores and an online store at www.childrensplace.com.

Forward-Looking Statements
This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 30, 2010. Included among the risks and uncertainties that could cause actual results, events and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, and the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the downturn in the economy. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CONTACT: The Children’s Place Retail Stores, Inc.
                     Jane Singer, Vice President, Investor Relations, (201) 453-6955

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